UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 30, 2016

Date of Report (Date of earliest event reported)

ONVIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35164	91-1859172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

509 Olive Way, Suite 400

Seattle, Washington 98101

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (206) 282-5170

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 30, 2016 Onvia, Inc. (the “Company”) entered into an Employment and Noncompetition Agreement with Russell Mann (the “Employment Agreement”) to serve as the Company’s President and Chief Executive Officer effective on the date that Mr. Mann commences employment with the Company. Mr. Mann is expected to commence employment on January 30, 2017. The Company’s Board of Directors at a meeting held on January 6, 2017 elected Mr. Mann to serve as a member of the Board of Directors effective on the date he commences employment with the Company.

Mr. Mann is currently 48 years old.  Since 2009 Mr. Mann has served on the Board of Ooma, Inc. a consumer and SMB VoIP company, and serves on both the Compensation Committee and Nomination and Governance committee.  From May 2016 through January 2017, Mr. Mann served as Chief Marketing Officer and Senior Vice President of ecommerce for the ecoATM/Gazelle.com division of Outerwall.  Gazelle e-commerce group is a marketplace for buying and selling recycled electronics. From October 2015 through May 2016 and in prior periods, Mr. Mann worked as an executive consultant to several companies from growth stage to publicly traded, including Cray, Inc.  From October 2014 through September 2015, Mr. Mann served as the Chief Marketing Officer of Nintex, a leading digital workflow automation software company.  From 2006 through May 2014, Mr. Mann served as Chairman, CEO and co-founder of Covario, a leading digital marketing software and services firm with globally recognized enterprise clients.  There he patented several analytics innovations, and completed three software company acquisitions; the company was later acquired by Dentsu Aegis.

Under the terms of the Employment Agreement, Mr. Mann will have an annual base salary of $325,000 and will be eligible for an annual bonus with a target of 75% of base salary. In addition, Mr. Mann will be granted, upon commencement of employment, an award of (i) 50,000 shares of common stock of the Company subject to forfeiture within the first six months of employment; (ii) nonqualified stock options to purchase 225,000 shares of the Company’s common stock subject to vesting requirements set forth in the Employment Agreement; and (iii) 25,000 restricted stock units to vest on the first anniversary of Mr. Mann’s employment, each subject to the conditions set forth in the Employment Agreement. These awards include different vesting periods and certain awards are subject to meeting performance criteria as more fully described in the Employment Agreement. On the first anniversary of Mr. Mann’s employment, nonqualified stock options to purchase 50,000 shares of common stock of the Company and 50,000 restricted stock units will be granted subject to vesting and performance criteria as specified in the Employment Agreement. Mr. Mann will also have the opportunity to purchase up to 140,000 shares of the Company’s common stock directly from the Company.

The Employment Agreement provides that, if the Company terminates Mr. Mann’s employment without cause or he resigns for good reason, subject to his execution and non-revocation of a release of claims, the Company will pay him, in addition to his previously-accrued compensation, the following severance: (i) base salary for twelve months, (ii) health benefit continuation for twelve months or a stipend, (iii) a pro-rata amount of the annual bonus based on actual performance with respect to the calendar year of termination of employment and (iv) possible accelerated pro rata vesting of the 2018 restricted stock unit awards. The terms “cause” and “good reason” are defined in the Employment Agreement.

The Employment Agreement also contains certain restrictive covenants for the Company’s benefit.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

As was disclosed in the Company’s 8-K filing of March 29, 2016, the Company’s current President and CEO, Hank Riner, entered into a transition agreement with respect to his planned retirement and subsequent twelve-month consulting relationship with the Company. Mr. Riner intends to retire as President, CEO and director upon Mr. Mann’s employment commencement date.

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Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Employment and Noncompetition Agreement dated December 30, 2016 between Russell Mann and Onvia, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Onvia, Inc.

January 6, 2017	By:	/s/ Henry G. Riner
Henry G. Riner Chief Executive Officer & President

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